                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/

    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for use of the Commission only (as permitted by Rule 14a-61(e)
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                             RACOTEK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pur-suant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                                       RS

                                 March 19, 1998

To Our Stockholders:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders of Racotek, Inc. to be held at the Minneapolis Marriott City Center located at 30 South Seventh Street, Minneapolis, Minnesota 55402, on Thursday, April 30, 1998, at 11:00 a.m. Central Time.

    The matters expected to be acted upon at the meeting are described in detail in the following Notice of Annual Meeting of Stockholders and Proxy Statement.

    It is important that you use this opportunity to take part in the affairs of your Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN, AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE PRIOR TO THE MEETING. Returning the Proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

    We look forward to seeing you at the meeting.

                                          Sincerely,

                 [LOGO]

                                          Michael A. Fabiaschi
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 RACOTEK, INC.
                           7301 OHMS LANE, SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Racotek, Inc. (the "Company") will be held at the Minneapolis Marriott City Center located at 30 South Seventh Street, Minneapolis, Minnesota 55402 on Thursday, April 30, 1998, at 11:00 a.m. Central Time, for the following purposes:

         1. To elect five directors of the Company, each to hold office until the next Annual Meeting of Stockholders and until his successor has been elected and qualified or until his earlier resignation or removal. The following persons are the nominees for election as directors:

Joseph B. Costello                Dixon R. Doll
Michael A. Fabiaschi              James L. Osborn
Norman D. Smith

         2. To ratify the selection of Coopers & Lybrand L.L.P. as independent accountants for the Company for the current fiscal year.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on March 9, 1998, are entitled to notice of and to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                 [LOGO]

                                          Michael A. Fabiaschi
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

MINNEAPOLIS, MINNESOTA
MARCH 19, 1998

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.

                                 RACOTEK, INC.
                           7301 OHMS LANE, SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439

                            ------------------------

                                PROXY STATEMENT

                                 March 19, 1998

    The accompanying proxy is solicited on behalf of the Board of Directors of Racotek, Inc., a Delaware corporation (the "Company" or "Racotek"), for use at the Annual Meeting of Stockholders of the Company to be held at the Minneapolis Marriott City Center located at 30 South Seventh Street, Minneapolis, Minnesota 55402 on Thursday, April 30, 1998, at 11:00 a.m. Central Time (the "Meeting"). All proxies will be voted in favor of the nominees and the proposals set forth in the accompanying Notice of Meeting and this Proxy Statement. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about March 19, 1998.

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

    At the close of business on March 9, 1998, the Company had 25,000,557 shares of Common Stock outstanding and entitled to vote. No shares of the Company's Preferred Stock were outstanding. Only holders of record of the Company's Common Stock at the close of business on March 9, 1998 (the "Record Date"), will be entitled to vote at the Meeting. A majority of the shares outstanding on the Record Date will constitute a quorum for the transaction of business. Holders of the Company's Common Stock are entitled to one vote for each share held as of the Record Date. Shares of Common Stock may not be voted cumulatively.

    With respect to proposal no. 1, the affirmative vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Meeting and entitled to vote on the election of directors is required to approve the election of each of the five directors. The affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on proposal no. 2 is required to approve this proposal. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the Meeting who vote for or against the proposals, whether those stockholders vote "for," "against," or give no instructions, will be counted for purposes of determining the minimum number of affirmative votes required to approve proposal no. 2 and the total number of shares cast "for" this proposal or giving no instructions will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present entitled to vote with respect to that matter. Accordingly, an abstention will have the same effect as a vote "against" the proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business but will not be considered present and entitled to vote with respect to that matter.

    In the event that sufficient votes in favor of the proposals are not received by the date of the Meeting, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the shares present in person or represented by proxy at the Meeting.

    The cost of preparing, assembling, printing and mailing the Proxy Statement, the Notice of Annual Meeting of Stockholders and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Meeting, will be borne by the Company. Following the original mailing of the proxies and other soliciting materials, the Company will request that the brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting material to persons for whom they hold shares of Common Stock and request authority for the exercise of proxies. In such cases, the Company, upon the request of the record holders, will reimburse such holders for their reasonable expenses. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by directors, officers and regular employees of the Company. No additional compensation will be paid for any such services.

                            REVOCABILITY OF PROXIES

    Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Meeting or at the Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a written instrument delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is presented at the Meeting or by attendance at the Meeting and voting in person. Please note, however, that if a stockholder's shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Meeting, the Stockholder must bring to the Meeting a letter from the broker, bank or other nominee confirming that stockholder's beneficial ownership of the shares.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

NOMINEES

    At the Meeting, stockholders will elect directors to hold office until the next Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until such directors' earlier resignation or removal. The size of the Company's Board of Directors (the "Board") is currently set at five members, and five nominees will be elected at the Meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Shares represented by the accompanying proxy will be voted for the election of each of the five nominees named below, unless the proxy is marked in such a manner as to withhold authority so to vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

    The names of the five nominees, each of who is currently a director of the Company, and certain information about them as of March 9, 1998, are set forth below:

NAME                                     AGE                               PRINCIPAL OCCUPATION
-----------------------------------      ---      -----------------------------------------------------------------------
Joseph B. Costello(1)(2)(3)........          44   Chairman of the Board of the Company and President and Chairman of the
                                                    Board, Cad Lab

Dixon R. Doll(2)(3)................          55   Venture Capitalist and Managing General Partner, Doll Capital
                                                    Management

Michael A. Fabiaschi(3)............          42   President, Chief Executive Officer and Acting Chief Financial Officer
                                                    of the Company

James L. Osborn(1).................          50   Vice President, Motorola, Inc.

Norman D. Smith....................          49   Executive Vice President and Chief Operating Officer of the Company

------------------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Member of the Executive Committee.

    Mr. Costello has been Chairman of the Company since January 1998, and a director of the Company since April 1996. Mr. Costello has been Chairman of the Board of Cad.Lab, Inc., a privately-held supplier of computer-aided design technology, since February 1998, and was the Chief Executive Officer of Cadence Design Systems, Inc., a supplier of electronic design automation software and services, from May 1988 to October 1997. Mr. Costello holds a Bachelor of Science degree in mathematics and physics from Harvey Mudd College, a Master of Science degree in physics from Yale University and a Master of Science degree in physics from the University of California, Berkeley.

    Dr. Doll has been a director of the Company since May 1989. In December 1996, he founded Doll Capital Management, a private venture capital firm that invests in entrepreneurial companies in the information technology and communications markets, where he serves as Managing General Partner. From September 1994 to December 1996, Dr. Doll was actively engaged in venture capital activities as a private investor. From September 1985 to September 1994, Dr. Doll was a partner of Accel Partners, a venture capital firm. Dr. Doll holds a Bachelor of Science degree in electrical engineering from Kansas State University and Master of Science and Ph.D. degrees in electrical engineering from the University of Michigan. Dr. Doll is also a director of Network Equipment Technologies, Inc. and numerous private companies.

    Mr. Fabiaschi has been President, Chief Executive Officer and a director of the Company since February 1996, and was its Vice President of Sales and Support from August 1991 to February 1996. He has also been Acting Chief Financial Officer since October 1997. From September 1978 to August 1991, he held various positions with MAI Systems Corporation, a vendor of computer systems and applications and operating systems software, and was most recently Vice President of U.S. Sales and Service from December 1989 to August 1991. Mr. Fabiaschi holds a Bachelor of Science degree in accounting from Fairfield University. MAI Systems Corporation filed a petition for reorganization under the Bankruptcy Code in 1993, and emerged from bankruptcy in 1997.

    Mr. Osborn has been a director of the Company since August 1997. Mr. Osborn is a Vice President of Motorola, Inc. and the general manager of the International iDEN Infrastructure Division of Motorola's Land Mobile Products Sector, and has worked in various capacities at Motorola since 1969. Mr. Osborn holds a Bachelor of Science degree in electrical engineering from Purdue University and a Masters Degree in Digitial Communications from the Armour College of Engineering at the Illinois Institute of Technology.

    Mr. Smith has been a director of the Company since November 1997, and Executive Vice President and Chief Operating Officer of the Company since August 1997. From July to August 1997, Mr. Smith was Senior Vice President of Systems Integration of the Company. From January 1994 to November 1996, Mr. Smith was an Executive Vice President at BSG, a client/server systems integrator. From 1977 to December 1993, Mr. Smith was with Andersen Consulting, serving as a Partner from September 1989 to December 1993. Mr. Smith holds a Bachelor of Science degree in economics from the Wharton School at the University of Pennsylvania, and an M.B.A. from George Mason University.

BOARD OF DIRECTORS' MEETING AND COMMITTEES

    The Board met six times, including telephone conference meetings, and acted by written consent three times during fiscal year 1997. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board held during the period for which he was a director and the total number of meetings held by all committees of the Board on which he served during the period that he served during fiscal 1997.

    Standing committees of the Board include an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a nominating committee or a committee performing similar functions.

    Messrs. Costello and Osborn are currently the members of the Audit Committee. The Audit Committee met four times during fiscal 1997. The Audit Committee meets with the Company's independent accountants to review the adequacy of the Company's internal control systems and financial reporting procedures, reviews the general scope of the Company's annual audit and the fees charged by the independent accountants, reviews and monitors the performance of non-audit services by the Company's independent accountants, and reviews the fairness of any proposed transaction between management of the Company and the Company, making recommendations, after such review, to the full Board.

    Messrs. Costello and Doll are currently the members of the Company's Compensation Committee. The Compensation Committee met once and acted by written consent 30 times during fiscal 1997. The Compensation Committee is responsible for granting options and stock awards under the Company's employee benefit plans, including to executive officers, and is responsible for setting the compensation of all executive officers of the Company.

    Messrs. Costello, Fabiaschi, and Doll are currently the members of the Company's Executive Committee. The Executive Committee met once during fiscal 1997. The Executive Committee has all the powers and authority of the Board while the Board is not in session, except those powers that may not be lawfully delegated by the Board under the Delaware General Corporation Law and the Company's By-laws and except those specific powers delegated by the Board to another committee.

DIRECTOR COMPENSATION

    The Company does not pay fees to members of its Board, but directors receive reimbursement of authorized expenses.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                        ALL FIVE NOMINEES LISTED ABOVE.

      PROPOSAL NO. 2--RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

    The Board has selected Coopers & Lybrand L.L.P. as the Company's independent accountants to perform the audit of the Company's financial statements for the fiscal year ending December 31, 1998, and the stockholders are being asked to ratify such selection. Notwithstanding the selection, the Board, in its discretion may direct the appointment of new independent accountants at any time during the year, if the Board feels that such a change would be in the best interests of the Company and its stockholders. In the event of a negative vote of such ratification, the Board will reconsider its selection.

    Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Meeting, will have the opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
         THE RATIFICATION OF THE SELECTION OF COOPERS & LYBRAND L.L.P.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information known to the Company, as of March 9, 1998, with respect to beneficial ownership of the Company's Common Stock by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) each of the Named Executive Officers, and (iv) all executive officers and directors as a group. Except as otherwise noted, the address of each person below is c/o the Company, 7301 Ohms Lane, Suite 200, Minneapolis, MN 55439.

                                                                                   AMOUNT AND NATURE
                                                                                     OF BENEFICIAL        PERCENT
NAME OF BENEFICIAL OWNER                                                              OWNERSHIP(1)      OF CLASS(2)
---------------------------------------------------------------------------------  ------------------  -------------
Yuval Almog(3)...................................................................        4,211,460            16.8%
Motorola, Inc.(4)................................................................        2,237,797             9.0
Joseph B. Costello(5)............................................................        1,072,187             4.3
Michael A. Fabiaschi(6)..........................................................          463,200             1.8
Dixon R. Doll(7).................................................................          257,988             1.0
Isaac Shpantzer(8)...............................................................          202,825           *
Norman D. Smith(9)...............................................................          121,500           *
Vladimir Kelman(10)..............................................................           79,861           *
James L. Osborn(11)..............................................................           57,000           *
Steve Swantek(12)................................................................            1,100           *
Paul Edelhertz(13)...............................................................            1,000           *
Emmett Hume(14)..................................................................               --           *
All executive officers and directors as a group (Nine Persons)(15)...............        2,256,661             9.0%

------------------------

 *  Less than 1%.

(1) Based upon information supplied by officers, directors and principal stockholders, as well as Schedules 13G filed with the Securities and Exchange Commission. Unless otherwise noted, each person or group identified possesses sole voting and sole investment power with respect to such shares, subject to community property laws where applicable. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of March 9, 1998, upon the exercise of options or warrants.

(2) Based upon 25,000,557 shares of Common Stock outstanding on March 9, 1998. Each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days of March 9, 1998, have been exercised.

(3) Includes 61,187 share of Common Stock owned of record by Mr. Almog and 129,383 shares underlying options that are exercisable within 60 days of March 9, 1998, that, if exercised, would be subject to vesting restrictions with respect to 32,250 shares. Also includes 1,504,374 shares owned of record by Coral Partners II (known as IAI Ventures Partners II prior to November 1, 1993), of which Mr. Almog is managing general partner of the general partner, and 2,516,516 shares owned of record by Coral Partners I-Superior (known as Superior Ventures prior to November 1, 1993), of which Mr. Almog is managing general partner of the general partner. Mr. Almog disclaims beneficial ownership with respect to the shares held by these entities except to the extent attributable to him as a result of an ownership interest he may have in such entities. Mr. Almog was Chairman of the Board of Directors of the Company through December 1997. Mr. Almog's address is Coral Group, Inc., 60 South Sixth Street, Suite 3510, Minneapolis, Minnesota 55402. The Address of Coral Partners is 60 South Sixth Street, Suite 3510, Minneapolis, Minnesota 55402.

(4) The address of Motorola, Inc. is 1303 East Algonquin Road, Schaumburg, Illinois 60196.

(5) Includes 934,000 shares of Common Stock owned of record by Mr. Costello and 64,187 shares held by the Costello Family Trust dated 10/21/92. Also includes 74,000 shares of Common Stock underlying options exercisable within 60 days of March 9, 1998, that, if exercised, would be subject to vesting restrictions with respect to 37,500 shares. Mr. Costello is Chairman of the Board of Directors of the Company.

(6) Represents 463,200 shares of Common Stock underlying options exercisable within 60 days of March 9, 1998. Mr. Fabiaschi is President, Chief Executive Officer, Acting Chief Financial Officer, and a director of the Company.

(7) Includes 117,988 shares of Common Stock owned of record by Dr. Doll, 80,000 shares of Common Stock owned of record by the Dixon and Carol Doll Trust, and 60,000 shares underlying options exercisable within 60 days of March 9, 1998 which, if exercised, would be subject to vesting restrictions with respect to 27,938 shares. Also includes 13,000 shares held by the University of Michigan Business School Growth Fund, and 3,000 shares owned by Dr. Doll's son. Dr. Doll is an alumni investment manager for the University of Michigan Business Growth Fund. Dr. Doll disclaims beneficial ownership with respect to the shares held by his son and this entity. Dr. Doll is a director of the Company.

(8) Includes 29,000 shares of Common Stock owned of record by Dr. Shpantzer and 156,683 shares underlying options exercisable within 60 days of March 9, 1998. Also includes an aggregate of 17,142 shares, representing 5,714 shares owned by each of Dr. Shpantzer's three children. Dr. Shpantzer disclaims beneficial ownership of the shares owned by his children. Dr. Shpantzer is Fellow and Senior Vice President of Technology of the Company.

(9) Includes 59,000 shares of Common Stock owned of record by Mr. Smith and 62,500 shares underlying options exercisable within 60 days of March 9, 1998. Mr. Smith is Executive Vice President, Chief Operating Officer and a director of the Company.

(10) Includes 7,500 shares of Common Stock owned of record by Mr. Kelman and 72,361 shares underlying options exercisable within 60 days of March 9, 1998. Mr. Kelman is Vice President of Product Development of the Company.

(11) Represents 57,000 shares of Common Stock underlying options exercisable within 60 days of March 9, 1998 that, if exercised, would be subject to vesting restrictions with respect to 44,313 shares. Mr. Osborn is a director of the Company and is the Vice President and General Manager, Worldwide Network Services Division of Motorola, Inc.

(12) Represents 1,100 shares of Common Stock owned of record by Mr. Swantek. Mr. Swantek is the Vice President of Sales and Marketing of the Company.

(13) Includes 1,000 shares of Common Stock owned of record by Mr. Edelhertz. Mr. Edelhertz is the Vice President of Customer Solutions of the Company.

(14) Mr. Hume resigned as Vice President of Marketing in February 1997.

(15) Includes shares described in notes (5) through (13) above.

                               EXECUTIVE OFFICERS

    The following table lists certain information regarding the Company's executive officers as of March 9, 1998, except as otherwise noted.

NAME                                                  AGE                              POSITION
------------------------------------------------      ---      ---------------------------------------------------------
Michael A. Fabiaschi............................          42   President, Chief Executive Officer, Acting Chief
                                                                 Financial Officer and Director

Paul Edelhertz..................................          35   Vice President of Customer Solutions

Vladimir Kelman.................................          38   Vice President of Product Development

Isaac Shpantzer.................................          52   Fellow and Senior Vice President of Technology

Norman D. Smith.................................          49   Executive Vice President, Chief Operating Officer and
                                                                 Director

Steve Swantek...................................          41   Vice President of Sales and Marketing

------------------------

    Information regarding Michael A. Fabiaschi is listed under "Proposal No. 1--Election of Directors."

    Mr. Edelhertz has been Vice President of Customer Solutions of the Company since September 1996. From 1984 to September 1996 he was employed by Andersen Consulting, a business consulting firm, serving as an Associate Partner from 1994 to 1996, and in consulting positions before that time. Mr. Edelhertz holds a Bachelor of Arts degree in economics from Claremont McKenna College.

    Mr. Kelman has been Vice President of Product Development of the Company since March 1997, was Director of its Systems Group in Technical Solutions and Services from May 1995 to March 1997, Manager of its Systems Group in Research and Development from December 1993 to May 1995 and a software systems engineer with the Company from September 1989 to December 1993. Mr. Kelman holds a Bachelor of Science degree in electrical engineering from the Technion-Israel Institute of Technology.

    Dr. Shpantzer has been Fellow and Senior Vice President of Technology of the Company since March 1997 and had been its been its Chief Technical Officer from April 1996 to March 1997, its Vice President of Research and Development from January 1991 to March 1997 and its director of research from June 1989 to January 1991. From August 1985 to February 1989, he served as DSP Systems and Applications Manager for Zoran Corporation, a vendor of VLSI digital signal processors. Dr. Shpantzer holds Bachelor and Master of Science degrees in electrical engineering from the Technion-Israel Institute of Technology and a Ph.D. in networking from the University of Manitoba in Winnipeg, Canada.

    Information regarding Norman D. Smith is listed under "Proposal No. 1--Election of Directors."

    Mr. Swantek has been Vice President of Sales and Marketing of the Company since April 1997, rejoining the Company after having been Director of Sales from November 1993 to November 1995. Between November 1995 and March 1997, Mr. Swantek was President and Chief Executive Officer of Goretek Data Systems, an application software corporation. From October 1991 to November 1993, Mr. Swantek was Vice President of U.S. Sales and Services for Bachman Information Systems, a provider of data modeling and database re-engineering tools for enterprise systems. Mr. Swantek holds a Bachelor of Science degree in Marketing from Fairfield University (Connecticut).

                             EXECUTIVE COMPENSATION

    The following table sets forth all compensation awarded to, earned by, or paid for services rendered in all capacities to the Company during each of the fiscal years ended December 31, 1997, 1996, and 1995 by each of the Named Executive Officers.

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
                                                                                              ------------
                                                                       ANNUAL COMPENSATION     SECURITIES
                                                              FISCAL   --------------------    UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                                    YEAR    SALARY($)   BONUS($)    OPTIONS(#)    COMPENSATION
------------------------------------------------------------  ------   ---------   --------   ------------   -------------
Michael A. Fabiaschi(1) ....................................   1997      229,327         --          --               --
  President and Chief Executive Officer                        1996      194,103(2)   95,000(2)   250,000             --
                                                               1995      220,000(2)       --     30,000               --

Isaac Shpantzer ............................................   1997      223,784         --      50,000               --
  Fellow and Senior Vice President of Technology               1996      174,179     27,300      20,000               --
                                                               1995      159,500     19,000      30,000               --

Paul Edelhertz .............................................   1997      200,000     33,333      25,000           94,274(3)
  Vice President of Customer Solutions                         1996       63,718     41,667     175,000               --
                                                               1995           --         --          --               --

Emmett B. Hume(4) ..........................................   1997      190,786         --          --               --
  Former Vice President of Marketing                           1996      147,789      6,750          --               --
                                                               1995      132,625     27,000     165,000               --

Steve Swantek(5) ...........................................   1997      139,824     25,000     200,000               --
  Vice President of Sales and Marketing                        1996           --         --          --               --
                                                               1995       79,231     70,620      10,000               --

Vladimir Kelman ............................................   1997      140,802      7,875     134,769               --
  Vice President of Product Development                        1996       86,720         --      30,000               --
                                                               1995       71,271         --      20,000               --

------------------------

(1) Mr. Fabiaschi was appointed President and Chief Executive Officer of the Company in February 1996.

(2) Includes $80,000 of guaranteed commissions in fiscal 1995, and includes $18,333 of draw or commissions prior to February 1996, the date that Mr. Fabiaschi was appointed President and Chief Executive Officer of the Company. Mr. Fabiaschi's employment agreement provided that he was eligible for a bonus in 1996 of $90,000; the Board of Directors of the Company awarded a bonus of $95,000.

(3) Reimbursement for relocation expenses.

(4) Mr. Hume resigned as Vice President of Marketing of the Company in February 1997. The Company and Mr. Hume entered into a Severance Agreement and Mutual Release dated February 26, 1997, as amended March 18, 1997, pursuant to which the Company agreed to pay Mr. Hume an amount equal to his regular salary in effect at the time of his resignation semi-monthly through December 1997 and an amount equal to an additional three months of salary in December 1997, and Mr. Hume agreed to forfeit options to purchase 155,000 shares of the Company's Common Stock. Prior to his resignation, Mr. Hume had exercised options to purchase 10,000 shares of the Company's Common Stock in 1997.

(5) Mr. Swantek resigned from the Company in 1995, and returned to the Company as Vice President of Sales and Marketing in April 1997.

OPTION GRANTS

    The following table sets forth information regarding individual option grants pursuant to the Company's equity incentive plans during fiscal 1997 to each of the Named Executive Officers. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock appreciation of 5% or 10% from the date the option was granted to the end of the option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock.

                          OPTION GRANTS IN FISCAL 1997

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                       NUMBER OF    PERCENT OF                               ANNUAL RATES OF STOCK
                                      SECURITIES   TOTAL OPTIONS                               PRICE APPRECIATION
                                      UNDERLYING    GRANTED TO     EXERCISE                     FOR OPTION TERM
                                        OPTIONS    EMPLOYEES IN    PRICE PER   EXPIRATION   ------------------------
NAME                                  GRANTED(1)    FISCAL 1996      SHARE        DATE        5%(2)        10%(2)
------------------------------------  -----------  -------------  -----------  -----------  ----------  ------------
Michael A. Fabiaschi................          --        --            --           --               --            --
Norman D. Smith.....................     500,000          27.5%    $  1.6880     07/21/07   $  530,787  $  1,345,119
Isaac Shpantzer.....................      50,000           2.8        3.8750     02/28/07      121,848       308,788
Emmett B. Hume......................          --        --            --           --               --            --
Paul Edelhertz......................      25,000           1.4        3.8750     02/28/07       60,924       154,394
Vladimir Kelman.....................      10,000           0.6        3.2500     03/31/07       20,439        51,797
                                          52,000           2.9        2.5000     04/29/07       81,756       207,187
                                          72,769           4.0        2.5000     04/30/07      114,410       289,938
Steven Swantek......................     200,000          11.0        3.0000     04/09/07      377,337       956,245

------------------------

(1) These securities are subject to incentive stock options that were granted at fair market value and become exercisable with respect to 25% of the shares on the first anniversary date after the date of grant and with respect to 6.25% of the shares each quarter thereafter.

(2) The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future Common Stock prices.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

    The following table sets forth certain information concerning the exercise of options by each of the Named Executives Officers during fiscal 1997, including the aggregate amount of gain on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options held on December 31, 1997, by each of the Named Executive Officers. Also reported are values for "in-the-money" stock options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of Common Stock as reported on the Nasdaq National Market.

  AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR END OPTION VALUES

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                     OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                 SHARES                          FISCAL YEAR END(#)        FISCAL YEAR END($)(2)
                                ACQUIRED          VALUE      --------------------------  --------------------------
NAME                         ON EXERCISE(#)   REALIZED($)(1) EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
---------------------------  ---------------  -------------  -----------  -------------  -----------  -------------
Michael A. Fabiaschi.......            --              --       410,075        168,125    $ 322,660        --
Norman D. Smith............            --              --        62,500        437,500           --        --
Isaac Shpantzer............         4,000       $  13,700        92,308         94,000           --        --
Steve Swantek..............            --              --            --        200,000           --        --
Vladimir Kelman............            --              --        31,794        160,706        2,625        --
Paul Edelhertz.............            --              --        43,750        156,250           --        --
Emmett B. Hume(3)..........        10,000           8,125            --             --           --        --

------------------------

(1) "Value Realized" represents the fair market value of shares of Common Stock underlying the option on the date of exercise less the aggregate exercise price of the option.

(2) The values of the options shown have not been and may never be realized and are based on the positive spread between the respective exercise prices of outstanding stock options and the closing price of the Company's Common Stock on December 31, 1997 ($1.50).

(3) See Note 4 to Summary Compensation Table on Page 9.

EMPLOYMENT AGREEMENTS

    On February 29, 1996, the Company amended its agreement with Michael A. Fabiaschi dated July 23, 1991. The amended agreement (the "Fabiaschi Agreement") provides that Mr. Fabiaschi will be appointed President and Chief Executive Officer of the Company. The Fabiaschi Agreement also provides that the Board will use its best efforts to cause him to be nominated and elected to the Board each fiscal year during the term of his employment. The Fabiaschi Agreement provides for employment at will, and has an indefinite term. Mr. Fabiaschi's salary under this agreement is currently $225,000, which salary will be reviewed by the Board annually for possible increases to be effective at the start of each succeeding fiscal year. Mr. Fabiaschi is entitled to receive a cash bonus at the end of each fiscal year at the discretion of the Compensation Committee, subject to achieving in whole or in part Company and personal performance milestones that are agreed upon by Mr. Fabiaschi and the Board in advance. Pursuant to the Fabiaschi Agreement, the Company also granted Mr. Fabiaschi an option to purchase 250,000 shares of the Company's Common Stock. This option is in addition to the options to purchase 280,700 shares granted pursuant to the agreement dated July 23, 1991. In the event that the Company terminates Mr. Fabiaschi's employment other than for cause, the Company must continue to pay Mr. Fabiaschi his base salary and to provide him with benefits for six months and, if such termination is due to a change of control of the Company (with such termination occurring within six months of the change of control), then the Company must pay Mr. Fabiaschi an additional amount equal to his base salary and guaranteed bonus for the preceding twelve month period.

    The Company has entered into a standard employment agreement with each of its employees (except Mr. Fabiaschi) which provides for protection of the Company's confidential information, assignment to the Company of certain inventions, and a prohibition against competition with the Company for two years following termination. No assurance can be given, however, that any such noncompetition agreement, would be enforced by a court. The Company's agreements with Messrs. Edelhertz, Smith, Swantek and Kelman and Dr. Shpantzer also provide for severance payments equal to six months (12 months in the case of Dr. Shpantzer) of salary in the event of termination by the Company. The Company has also entered into agreements with Messrs. Fabiaschi, Swantek and Edelhertz that, upon a change in control of ownership of the Company at any time on or before January 10, 2000, grants each of them an employment contract of thirteen (13) months duration and provides for full acceleration of all outstanding unvested options upon the completion of the term of the employment contract.

                              CERTAIN TRANSACTIONS

    During 1997, the Company provided Mr. Smith with $150,000 to assist him with costs incurred to relocate to Minnesota. In December 1997, the Company loaned Dr. Shpantzer $150,000 on an unsecured basis, with simple interest at the Applicable Federal Rate, to be repaid three years from the date of the loan. Except for these transactions and certain other transactions identified in "Executive Compensation" and "Director Compensation" above, from January 1, 1997, to the present there have been no transactions involving in excess of $60,000, between the Company and any current executive officer, director, 5% beneficial owner of the Common Stock or member of the immediate family of any of the foregoing persons, in which one of the foregoing individuals or entities had a material interest.

    All transactions from January 1, 1997, to the present between the Company and any current executive officer or director have been approved by a majority of the disinterested members of the Company's Board of Directors. Any future transactions with officers, directors or affiliates will be approved by a majority of the disinterested members of the Board of Directors and will be on terms that are no less favorable to the Company than could be obtained from unaffiliated third parties and that may reasonably be expected to benefit the Company.

    The Company's policy is to enter into agreements with each of its directors and executive officers providing for the indemnification of such persons to the fullest extent permitted by law for any liability they may incur by reason of their service as officers and/or directors to the Company.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECTIVE COMPENSATION

    This Compensation Committee Report on Executive Compensation shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended (the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

GENERAL

    The Compensation Committee of the Board of Directors (the "Committee") makes decisions regarding non-equity compensation for executives which are approved by the entire Board or by the Executive Committee. Final decisions regarding stock option grants to executives are made by the Committee itself. The Committee is composed of two independent non-employee directors, neither of whom has any interlocking relationships as defined by the Securities and Exchange Commission. Each of the members of the Committee is a "disinterested" director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 16(m) of the Internal Revenue Code of 1986, as amended. Although Michael A. Fabiaschi attends the meetings of the Committee, he does not vote nor participate in deliberations that relate to his own compensation.

GENERAL COMPENSATION POLICY

    The Committee acts on behalf of the Board to establish the general compensation policy of the Company for all employees of the Company. The Committee typically reviews base salary levels and target bonuses for the Chief Executive Officer ("CEO") and other executive officers and employees of the Company before the beginning of each year. The Committee administers that Company's incentive plans, including the 1993 Equity Incentive Plan (the "Equity Incentive Plan") and the 1998 Non-Officer Stock Option Plan. Stock options granted under the Equity Incentive Plan provide long-term incentives for officers because they generally have value only if the price of the Company's stock increases above the exercise price of the stock option and the officer remains in the Company's employ for the period required for the shares to vest.

    The Committee's philosophy in compensating executive officers, including the CEO, is to consider (1) the Company's financial performance during the past year, (2) the individual's performance during the past year, and (3) the salaries of executive officers in similar positions of companies of comparable size and other companies in the telecommunications industry. With respect to executive officers other than the CEO, the Committee places considerable weight upon the recommendations of the CEO. The method for determining compensation varies from case to case based on a discretionary and subjective determination of what is appropriate at the time. In general, for 1997, no one factor was given greater consideration in determining compensation than the other factors listed above.

1997 EXECUTIVE COMPENSATION

    BASE COMPENSATION. Prior to the beginning of 1997, the Committee reviewed the performance and market data outlined above and established a base salary level for each executive officer, including the CEO.

    INCENTIVE COMPENSATION. The Company awards cash bonuses if an executive officer achieves or exceeds individual performance goals and the Company meets relevant corporate objectives that are set by the Committee at the beginning of the year. These factors receive approximately equal weighting, but subjective factors can alter the weighting in any specific case. The CEO's subjective judgment of executives' performances (other than his own) is taken into account in determining whether individual performance goals have been satisfied. The Company's corporate objectives include the establishment of strategic relationships with corporate partners, continuing development of the Company's products, and organizational growth, as well as typical measurements of operational performance, such as number of customers, revenues and profitability. The specific Company objectives, which are considered by the Company to be confidential business information, do not necessarily have an immediate or direct effect on the trading price of Common Stock of the Company. Target bonuses generally are set at 20% of an executive officer's base compensation. The Committee retains discretion to award full, partial or pro rata bonus payments or awards to executives for partial achievement of objectives.

    STOCK OPTIONS. In 1997, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interest with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins the Company, in connection with a significant change in responsibilities, and, occasionally, to achieve equity within a peer group. The Committee may, however, grant additional stock options to executives for other reasons. The number of shares subject to each stock option granted is determined by the Committee in its sole discretion and is based on anticipated future contributions and ability to impact corporate and/or business unit results, past performance where applicable and consistency within the executive's peer group. In the discretion of the Committee, executive officers may also be granted stock options under the Equity Incentive Plan to provide greater incentives to those officers to continue their employment with the Company and to strive to increase the value of the Company's Common Stock. The relative importance of these factors varies from case to case based on a discretionary and subjective determination by the Committee of what is appropriate at the time. The stock options generally become exercisable over a four-year period (25% at the end of the first year and 6.25% each quarter thereafter) and are granted at a price that is equal to the fair market value of the Company's Common Stock on the date of grant.

COMPANY PERFORMANCE AND CEO COMPENSATION

    The Committee based Mr. Fabiaschi's compensation for fiscal 1997 on the Company's financial performance, Mr. Fabiaschi's performance in his prior position of Vice President of Sales and Support, the salaries of CEO's in similar positions of companies of comparable size and other companies in the telecommunications industry.

COMPLIANCE WITH SECTION 162(M) OF THE INTERNAL REVENUE CODE OF 1986

    The Company's Equity Incentive Plan complies with the requirements of
Section 162(m) of the Internal Revenue Code of 1986, as amended, and limits the total number of options any Named Executive Officer receives to 750,000 during any fiscal year. The Company does not expect cash compensation to be affected by the requirements of Section 162(m) for fiscal year 1998.

                                          COMPENSATION COMMITTEE

                                          Joseph B. Costello
                                          Dixon R. Doll

                        COMPANY STOCK PRICE PERFORMANCE

    The stock price performance graph below includes companies required by the Securities and Exchange Commission and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act or 1934, as amended, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material of filed under such Acts.

    The following graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100.00 in the Company's Common Stock as compared with the Hambrecht & Quist Technology Index and the Nasdaq Stock Market-U.S. Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects the Company's relative stock price on December 10, 1993 (the date the Company's Common Stock began trading on the Nasdaq National Market), December 31, 1993, December 30, 1994, December 29, 1995, December 31, 1996, and December 31, 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           RACOTEK, INC.   H&Q TECHNOLOGY INDEX   NASDAQ STOCK MARKET - U.S. INDEX
12/10/93        $ 100.00                $ 100.00                           $ 100.00
12/31/93        $ 144.64                $ 103.00                           $ 102.05
12/30/94         $ 48.21                $ 123.73                            $ 99.79
12/29/95         $ 73.21                $ 185.02                           $ 141.08
12/31/96         $ 61.61                $ 229.95                           $ 173.53
12./31/97        $ 21.43                $ 269.57                           $ 212.94

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Dixon R. Doll served on the Compensation Committee of the Board of Directors during the fiscal year ended December 31, 1997. Mr. Doll was not at any time during 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                             STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than November 25, 1998, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the Nasdaq National Market. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

    Based solely on its review of the copies of such forms furnished to the Company and representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during the fiscal year ended December 31, 1997.

                                 OTHER BUSINESS

    The Board does not presently intend to bring any other business before the Meeting, and, so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. As to any business that may properly come before the Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Dated: March 19, 1998

                                          By Order of the Board of Directors

                 [LOGO]

                                          Michael A. Fabiaschi
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 RACOTEK, INC.
                           7301 OHMS LANE, SUITE 200
                          MINNEAPOLIS, MINNESOTA 55439

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF RACOTEK, INC.

    The undersigned hereby appoints Michael A. Fabiaschi and Ian Nemerov as proxies, each with full powers of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock, $.01 par value, of Racotek, Inc. ("RACOTEK") held of record by the undersigned on March 9, 1998, at the Annual Meeting of Stockholders of Racotek to be held on Thursday, April 30, 1998, and at any continuations or adjournments thereof.

    This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and for Proposal 2 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

    /X/ Please mark votes as in this example.

    The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposal 2.

1.     ELECTION OF DIRECTORS    FOR all nominees      WITHHOLD AUTHORITY
                                listed below          TO VOTE FOR ALL
                                EXCEPT AS MARKED.     NOMINEES. / /
                                / /
 To withhold authority to vote for any individual nominee, strike a line through that nominee's name:
Joseph B. Costello, Dixon R. Doll, Michael A. Fabiaschi, James L. Osborn,
                           and Norman D. Smith

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
         ENVELOPE. CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE
                                SEE REVERSE SIDE

2. Proposal to ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for fiscal 1998.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

    This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.
                                              Signature: _______________________
                                              Date: ______________________, 1998
                                              Signature: _______________________
                                              Date: ______________________, 1998

                                 (Reverse Side)

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.